NASDAQ: IBTX Initial Public Offering March 2013 Filed Pursuant to Rule 433 File No. 333-186912

Offering Disclosure

This presentation has been prepared by Independent Bank Group, Inc. (“Independent Bank Group” or the “Company”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of Independent Bank Group and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of Independent Bank Group and the data set forth in this presentation and other information provided by or on behalf of Independent Bank Group.
This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Independent Bank Group by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of Independent Bank Group or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.
Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.
Certain of the information contained herein may be derived from information provided by industry sources. Independent Bank Group believes that such information is accurate and that the sources from which it has been obtained are reliable. Independent Bank Group cannot guarantee the accuracy of such information, however, and has not independently verified such information.
From time to time, Independent Bank Group may make forward-looking statements that reflect the Company’s views with respect to, among other things, future events and financial performance. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,”
“approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the expected results expressed or implied by such forward-looking statements. Unless otherwise required by law, the
Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-
looking statements made in this presentation.
Independent Bank Group has filed a registration statement (including a prospectus), which is preliminary and subject to completion, with the Securities and
Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Independent Bank Group has filed with the Securities and Exchange Commission for more complete information about
Independent Bank Group and the offering. You may get these documents for free by visiting Edgar on the SEC web site at www.Sec.Gov. Alternatively, the
Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Sandler O’Neill +
Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com.

Offering Summary

Issuer:
Independent Bank Group, Inc., parent of Independent Bank
Offering Size:
3.2 million shares / $80 million at the midpoint of range
Filing Range
$24.00 - $26.00 per share
Offering Structure:
100% Primary
Overallotment:
15% (Primary)
Lock-Up:
180 days
Proposed Exchange
/ Ticker:
NASDAQ / “IBTX”
Use of Proceeds:
Debt retirement and general corporate purposes
Anticipated
Dividend:
$0.06 quarterly / 0.96% at midpoint of range
Joint Bookrunners:
Sandler O’Neill + Partners, L.P. (Lead Left)
Evercore Partners
Keefe, Bruyette & Woods

Investment Highlights

Experienced Management Team and Board of Directors
Significant Inside Ownership
A Leading Texas Community Bank Franchise Focused in
Major Metropolitan Markets
Demonstrated Growth and Proven Acquiror
Expanded Profitability
Solid Capital for Continued Growth
Strong Credit Culture

Experienced Management Team

(1) Title to be effective upon completion of the offering.
Name / Title Background
David R. Brooks
Chairman of the Board, CEO, Director
• 34 years in the financial services industry; 26 years at Independent Bank
• Active in community banking since the early 1980s - led the investor group that acquired the Company in 1988
• Previously served as the Chief Financial Officer at Baylor University from 2000 to
2004
• Serves on the Board of Managers of Noel-Levitz, LLC, and on the Board of Trustees
of Houston Baptist University
Torry Berntsen
President, COO, Director
(1)
• 32 years in the financial services industry; four years at Independent Bank
• Has served as Vice Chairman of Corporate Development since 2009
• Vice Chairman of Virtu Management, LLC
• 25 years in various senior management roles at The Bank of New York Mellon
Daniel W. Brooks
Vice Chairman, Chief Risk Officer,
Director
(1)
• 30 years in the financial services industry; 23 years at Independent Bank
• Previously served as President and a Director of the Company from 2002 to 2009
• Active in community banking since the late 1980s
• Chairman of the Board for Medical Center of McKinney and on the Boards of
Directors of McKinney Christian Academy and the McKinney Education Foundation
Brian E. Hobart
Vice Chairman, Chief Lending Officer
(1)
• 20 years in the financial services industry; nine years at Independent Bank
• Since 2009 he has functioned as Chief Lending Officer as well as serving as President and director at the Company
• One of the founders of IBG Central Texas - served as its President from 2004 until
2009
Michelle S. Hickox
EVP, Chief Financial Officer
• 23 years in the financial services industry; one year at the Company
• Previously a Financial Services Audit Partner at McGladrey LLP
• Licensed certified public accountant, member of the AICPA, the Texas Society of
Certified Public Accountants and the Dallas CPA Society
Jan C. Webb
EVP, Secretary to the Board of Directors
(1)
• 30 years in the financial services industry; 25 years at Independent Bank
• Has served in various roles at the Company including Chief Operations Officer and
Chief Financial Officer

Significant Insider Ownership
•
Insiders / Affiliates currently own approximately 85.0% of the
Company
•
No secondary selling
•
Plan to buy in offering

Holder
% Out –
Pre-Offering
(1)
David Brooks 12.6%
Other Executive Officers /
Directors
15.4
Vincent Viola 56.5
Total 84.5%
(1) Shares beneficially owned as of January 31, 2013.

Sherman
Paris
Gainesville
Joy
Graham
Greenville
Plano
Carrollton
Garland
Winnsboro
Fort Worth
Irving
Dallas
Arlington
Van
Tyler
Ranger
Stephenville
Cleburne
Corsicana
Clifton
Brownwood
Waco
Mexia
Palestine
Crockett
Copperas Cove
Killeen
Centerville
Temple
Bryan
Huntsville
Marble Falls
Round Rock
Austin
Conroe
Brenham
Kerrville
The Woodlands
San Marcos
Houston
Pasadena
Weimar
San Antonio
Missouri City
Texas City

Company Snapshot

Overview Branch Map
Financial Highlights
• Headquartered in McKinney, Texas
• 100+ years of operating history
• 30 banking offices in 26 communities
• Dallas-Fort Worth metropolitan area
• Greater Austin area
• Focused on relationship-driven commercial banking
products
(1) Assuming $80 million in gross proceeds.
(2) Adjusted for C-Corp status. See Appendix for GAAP reconciliation.
Note: Financial data as of and for the year ended December 31, 2012.
/ Assets
Balance Sheet ($ in millions)
Total Assets $1,740
Total Loans 1,379
Total Deposits 1,391
Pro Forma Equity
(1) 197
Pro Forma Equity
(1)
11.04%
Asset Quality
NPAs / Assets 1.59%
NPLs / Loans 0.81
Allowance / NPLs 104.02
Allowance / Loans 0.83
NCO Ratio 0.06
Profitability
ROAA
(2)
0.82%
ROAE
(2)
11.56
Net Interest Margin 4.40
Efficiency Ratio 69.64

Texas: Among Strongest Economies in USA

•
52 Fortune 500 companies headquartered in Texas
•
Population - 25.5 million, 2  largest State
•
3.02% population growth since 2010 versus 1.42% for the nation
•
Dallas-Fort Worth – 4 largest MSA in USA
•
Austin – 4   largest MSA in State of Texas
•
Projected household income growth of 16.3% through 2017
versus 13.4% for the nation
•
Texas unemployment rate of 6.3% compares favorably to
United States at 7.7%
Note: State and national unemployment rates as of January 2013 and February 2013, respectively.
Source: SNL Financial, Environmental Systems Research Institute (ESRI), U.S. Census Bureau, Bureau of Labor Statistics.
nd
th
th

Fertile Texas Banking Environment

Asset Growth
NPLs / Loans Pro Forma Return on Average Equity
(1)
Deposit Growth
(1) Independent Bank Group adjusted for C–Corp status. See Appendix for GAAP reconciliation.
Note: Peer groups include all commercial banks headquartered in the U.S. and Texas, respectively.
Source: SNL Financial.
(4.0%)
2.1%
4.8%
5.8%
15.7%
(1.4%)
5.7%
9.7%
7.0%
21.3%
14.2%
38.7%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX
3.1%
2.2%
8.7%
8.1%
14.5%
6.9%
7.2%
12.3%
3.96%
28.19%
11.10%
34.96%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX
4.41%
4.15%
4.11%
3.36%
3.03%
3.43%
2.91%
2.38%
1.62%
1.89%
1.14%
0.81%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX
(0.98%)
5.95%
9.06%
4.57%
8.24%
9.92%
10.68%
12.84%
11.86%
11.56%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX
10.03%
8.11%

Marietta
Lake Texoma
Colbert
Denison
Muenster
Whitesboro
Gainesville
Sherman
82
Bells
51
Collinsville
75
289
Howe
Whitewright
121
377
77
Van Alstyne
Pilot Point
Leonard
Sanger
Anna
Celina
Aubrey
Melissa
35
Prosper
Denton
McKinney
Farmersville
Corinth
Frisco
Lavon Lake
The Colony
Allen
Justin
1171
Caddo M
Plano
Wylie
30
Haslet
114
Carrollton
Richardson
81
Keller
Grapevine
Farmers Branch
Rockwall
Watauga
Garland
North Richland Hills
University Park
Lake Ray Hubbard
820
Bedford
Irving
Fort Worth
Dallas
Mesquite
80
Arlington
Terrell
67
20
635

Dallas / North Texas Region

Market Overview Branch Map
Demographic Highlights
• Dallas-Fort Worth metropolitan area is the fourth
largest MSA in the United States as of 2011
• 19% of total state population
• Headquarters to 18 Fortune 500 companies (2012)
• 269 locally-headquartered companies with 1,000+
employees
• Headquarters to eight of the top 200 largest
privately held companies in the United States (by
revenue)
• The region adds an average of 187 new jobs and
470 new residents daily
(1) Demographic totals are deposit-weighted as of June 30, 2012 totals.
Source: Dallas Office of Economic Development (April 2011), SNL Financial, U.S. Census Bureau.
County
# of IBTX
Branches
Total
Population
Proj. Pop.
Chg. '11- '16
Median HHI
2011
Collin
Grayson
Denton
Dallas
Tarrant
Total
Total: Texas

6
3
2
1
22
804,469
121,773
680,782
2,386,191
1,836,199
5,829,414
13.99%
3.95
13.26
3.23
9.01
10.56%
$86,909
40,861
68,023
50,320
55,312
7.76%
$69,153
$47,753
(1)
25,525,763

Stephenville
Itasca
Italy
Corsicana
Dublin
Hico
Hillsboro
Meridian
Hubbard
West
Hamilton
Clifton
Mexia
Waco
Waco Lake
Mart
Groesbeck
Gatesville
Hewitt
Fort Hood Military Reservation
Moody
Marlin
Copperas Cove
Fort Hood
Killeen
Temple
Rosebud
Lampasas
Belton
Franklin
Academy
Cameron
Hearne
Jarrell
Burnet
Granger Lake
Lake Georgetown
Georgetown
Rockdale
Bryan
Cedar Park
Round Rock
College Station
Caldwell
Lakeway
Lake Travis
Lake Austin
Austin
Somerville Lake
Shady Hollow
Giddings
Brenham
Bastrop
Smithville
Wimberley
San Marcos
La Grange

Austin / Central Texas Region

Market Overview Branch Map
Demographic Highlights
(1) Demographic totals are deposit-weighted as of June 30, 2012 totals.
Source: Economic Growth & Redevelopment Services Office of Austin, Brookings Institution, SNL Financial.
• 14 largest city in the United States
• Ranked 2  of U.S. cities in population growth
from 2010 to 2011
• Several public high tech companies maintain their
corporate headquarters or significant operations in
the region
• Top-rated city in global rankings of post-recession
economies as of December 2012
• Highest ranking in the United States
• Several prominent public and private universities
• Among CNNMoney’s national rankings of
“Smartest Cities” as of 2010
County
# of IBTX
Branches
Total
Population
Proj. Pop.
Chg. '11- '16
Median HHI
2011
Travis 3 1,047,498 10.79% $56,472
Williamson 2 438,456 18.18 75,174
McLennan 3 236,775 4.08 38,483
Total
(1)
8 1,722,729 11.51% $58,010
Total: Texas 25,525,763 7.76% $47,753
nd
th

The Dallas Morning News

Dallas Business Journal

IBAT®

Awards and Honors

• 2012 & 2011 - Top 100 Places to Work
(1)
• 2012 – Gold Eagle Award, Marketing
(3)
Silver Eagle Award, Marketing
(3)
• 2011 – Dallas 100 Fastest-Growing
Private Companies in North
Texas
(2)
• 2010 – Largest North Texas-
Headquartered Private
Companies
(2)
(1) Based on anonymous employee surveys conducted by WorkplaceDynamics.
(2) Based on independent, privately-held corporations in the Dallas Metroplex area, chosen on increased growth in sales, giving weight to percentage of growth and absolute dollar growth in the three years preceding the award.
(3) Based on  IBAT’s  “Best of Community Banking Awards” company-submitted presentations of marketing initiatives.
Note: The trademarks and any associated registrations are owned by their respective entities and not by Independent Bank Group.

Total CAGR: 24.3%
Organic CAGR: 14.8%

Total CAGR: 23.9%
Organic CAGR: 16.0%

Demonstrated Growth

Total Assets Gross Loans
$905
$1,098
$1,254
$1,740
2009 2010 2011 2012
Organic Growth Impact of Acquisitions (In Year Acquired)
$725
$860
$989
$1,379
2009 2010 2011 2012
Organic Growth Impact of Acquisitions (In Year Acquired)
Note: Dollars in millions. Financial data as of and for the year ended.

Proven Acquiror

Bank / Market Date of Acquisition Total Assets
Town Center Bank
Dallas/North Texas
July 31, 2010 $37.5 million
Farmersville Bancshares, Inc.
Dallas/North Texas
September 30, 2010 $99.4 million
I Bank Holding Company, Inc.
Austin/Central Texas
April 1, 2012 $172.6 million
The Community Group, Inc.
Dallas/North Texas
October 1, 2012 $111.0 million
• Experienced and disciplined acquisition and integration approach
• Four transactions since 2010; Two acquisitions priced below tangible book value
• There are ~500 banks in Texas with total assets of less than $1.0 billion
Source: SNL Financial. Source: SNL Financial.

Other Growth Initiatives
• Expand footprint in “Texas Triangle”
• Hire new lending teams
• Seek more C&I opportunities
• Continue niche specialization
– Enhance energy lending team
– Cultivate healthcare focus

Expanded Profitability

Core Pre-Tax Pre-Provision Earnings Income
Net Interest Margin Core Efficiency Ratio
(1) Adjusted for certain nonrecurring items. See Appendix for GAAP reconciliation.
Note: Dollars in thousands. Financial data as of and for year ended.
$11,041
$11,803
$15,466
$22,061
2012 2011 2010 2009
2012 2011 2010 2009
4.29%
4.43%
4.42%
4.40%
2012 2011 2010 2009
71.0%
72.8%
70.8%
67.0%
(1)
(1)

Opportunity for Better Deposit Pricing

Deposit Composition at 12/31/12 Deposit Growth versus Average Rate
Rate on Interest-Bearing Deposits: 0.83%
(1) Annual average rate for total deposits.
Note: Dollars in millions. Financial data as of and for year ended.
Noninterest-
bearing
19%
Interest-bearing
Checking
50%
Savings Accounts
8%
MMAs
2%
IRAs
2%
CDs <$100k
7%
CDs >$100k
12%
$724
$928
$1,030
$1,391
1.77%
1.35%
1.00%
0.69%
$200
$400
$600
$800
$1,000
$1,200
$1,400
$1,600
2009 2010 2011 2012
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
2.00%
Deposits Avg. Rate
(1)

Solid Capital for Continued Growth

(dollars in thousands, except per share data)
As of December 31, 2012
Actual As Adjusted
(1)
Stockholders' Equity
Common Stock, $0.01 Par Value $83 $115
Additional Paid-In Capital 88,791 194,886
Retained Earnings 33,290 0
Treasury Stock, at Cost (8,647 Shares) (232) (232)
Accumulated Other Comprehensive Income 2,578 2,578
Total Stockholders' Equity $124,510 $197,347
Capital Ratios
Tier 1 Capital to Average Assets 6.45% 10.82%
Tier 1 Capital to Risk-Weighted Assets
(2)
8.22 13.79
Total Capital to Risk-Weighted Assets 10.51 15.25
Total Equity to Assets 7.16 11.04
Tangible Common Equity to Tangible Assets
(2)
5.42 9.42
Per Share Data
Book Value $15.06 $17.21
Tangible Book Value
(2)
11.19 14.42
(1)
On an as adjusted basis after giving effect to (i) the receipt of the net proceeds to Independent from the sale in this offering of 3.2 million shares of its common stock at an assumed initial public offering price of $25.00 per share, which is the mid-point of the estimated public offering price set forth on the cover page of the prospectus, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by Independent, assuming all of the shares reserved for the directed share program are purchased by participants in that program, and not assuming the sale of any shares of common stock upon the exercise of the underwriters’ option to purchase additional shares; (ii) the application of the net proceeds of the offer and sale of such shares, estimated to be
$72.8 million based on the mid-point of the estimated public offering price set forth on the cover page of the prospectus, to the repayment of $12.3 million of senior secured notes and $13.1 million of subordinated debentures; (iii) the reclassification of undistributed S corporation earnings of $33.3 million from retained earnings to additional paid-in capital as a result of the Independent’s conversion to a C corporation in connection with this offering; and (iv) the 3.2-for-one stock split that was effective as of February 22, 2013.
(2)
See Appendix for GAAP reconciliation.

Strong Credit Culture
•
Lend to borrowers we know
•
Experienced relationship managers
•
Multi-tiered committee-based credit approval
•
Sound lending practices
•
Traditional community bank business credit focus
•
In-market (Texas) focused
•
Deep knowledge of sectors / industries
•
Strong metrics

Diversified Loan Portfolio

Loan Composition at 12/31/12 CRE Loan Composition at 12/31/12
2012 Yield on Loans: 5.89%  55% of CRE Loans are Owner-Occupied
C&I
12%
CRE
47%
C&D
7%
1-4 Family
23%
1-4 Family Const.
5%
Agriculture
3%
Consumer
3%
Multi-family
7%
Office
29%
Hotel / Motel
4%
Retail
16%
Industrial / WH
8%
Healthcare
11%
Misc.
25%

Strong Credit Culture

NPLs / Loans NCOs / Average Loans
Note: Financial data as of and for year ended.
Source: U.S. and Texas Commercial Bank numbers from SNL Financial.
4.41%
4.15%
4.11%
3.36%
3.03%
3.43%
2.91%
2.38%
1.62%
1.89%
1.14%
0.81%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX
1.22%
1.05%
0.74%
0.39%
2.67% 2.67%
1.64%
1.13%
0.21%
0.31%
0.11%
0.06%
2009 2010 2011 2012
U.S. Commercial Banks TX Commercial Banks IBTX

IBG Adriatica Overview
• Mixed commercial / residential development in
McKinney, TX
• Originally acquired $17.0 million REO from out-
of-state bank in June 2011 for $16.3 million
• Represented a one-time opportunity:
• Protect local franchise
• Very familiar with development
• Important to community
• Believed to be a good value
• IBTX has been successfully selling properties
• Balance of REO down to $9.7 million as of
December 31, 2012
• Temporarily impacts credit metrics and
efficiency measures
• Expect to dispose of remaining property by
year end 2014

NPAs / Assets
Note: Financial data as of and for year ended.
1.92%
2.19%
1.57%
1.03%
1.92%
2.19%
2.85%
1.59%
2009 2010 2011 2012
NPAs / Assets (ex. Adriatica)
NPAs / Assets

Summary

Experienced Management Team and Board of Directors
Significant Inside Ownership
A Leading Texas Community Bank Franchise Focused in
Major Metropolitan Markets
Demonstrated Growth and Proven Acquiror
Expanded Profitability
Solid Capital for Continued Growth
Strong Credit Culture

APPENDIX 24

Reconciliation of GAAP and Adjusted Measures

($ in thousands)
Year Ended December 31,
2009 2010 2011 2012
Net Interest Income - Reported $33,026 $38,065 $46,281 $58,553
(a)
Provision Expense - Reported $3,446 $4,043 $1,650 $3,184
(b)
Noninterest Income - Reported $5,212 $12,156 $7,708 $9,168
(c)
Bargain Purchase Loss / (Gain) $0 ($6,692) $0 $0
Loss / (Gain) on Sale of Branch 0 0 0 (38)
Loss / (Gain) on Sale of OREO 190 (136) (918) (1,135)
Loss / (Gain) on Sale of Securities 0 0 0 3
Loss / (Gain) on Sale of PP&E (326) (1) (21) 343
Adjusted Noninterest Income $5,076 $5,327 $6,769 $8,341
(d)
Noninterest Expense - Reported $27,136 $33,062 $38,639 $47,160
(e)
Adriatica Expenses $0 $0 ($871) ($832)
OREO Impairment (75) (805) (184) (94)
Acquisition Expense 0 (668) 0 (1,401)
Adjusted Noninterest Expense $27,061 $31,589 $37,584 $44,833
(f)
Pre-Tax Pre-Provision Earnings $11,102 $17,159 $15,350 $20,561
(a) + (c) - (e)
Core Pre-Tax Pre-Provision Earnings $11,041 $11,803 $15,466 $22,061
(a) + (d) - (f)
Adjusted Pre-Tax Income $7,595 $7,760 $13,816 $18,877
(a) - (b) + (d) - (f)
Taxes $2,430 $2,483 $4,421 $6,041
Adjusted Net Income $5,165 $5,277 $9,395 $12,836
(g)
Reported Efficiency Ratio 71.0% 65.8% 71.6% 69.6%
(e) / (c + a)
Adjusted Efficiency Ratio 71.0% 72.8% 70.8% 67.0%
(f) / (d + a)

Reconciliation of GAAP and Adjusted Measures

($ in thousands)
Year Ended December 31,
2009 2010 2011 2012
Net Income - Reported $7,656 $13,116 $13,700 $17,377
Effective Tax Rate 32.2% 33.1% 31.7% 30.1%
Pro Forma Net Income $5,189 $8,775 $9,357 $12,147
Average Assets $876,615 $969,322 $1,180,693 $1,487,614
Average Stockholders' Equity $48,603 $68,350 $78,922 $105,055
Pro Forma ROAA 0.59% 0.91% 0.79% 0.82%
Pro Forma ROAE 10.68% 12.84% 11.86% 11.56%

Reconciliation of GAAP and Adjusted Measures

($ in thousands, except per share data)
As of
12/31/2012
Total Stockholders' Equity
$124,510
Goodwill (28,714)
Core Deposit Intangibles (3,251)
Tangible Common Equity $92,545
Common Shares Outstanding 8,269,707
Book Value per Share $15.06
Tangible Book Value per Share $11.19
($ in thousands)
As of
12/31/2012
Total Stockholders' Equity $124,510
Unrealized Gain on AFS Securities (2,578)
Goodwill (28,714)
Other Intangibles (3,251)
Qualifying Restricted Core Capital 17,600
Tier 1 Capital $107,567
Risk-Weighted Assets
On Balance Sheet $1,297,795
Off Balance Sheet 10,860
Total Risk-Weighted Assets $1,308,655
Tier 1 Capital to Risk-Weighted Capital Ratio 8.22%

Outside Board of Directors

Name Past Experience
M. Brian Aynesworth
• President and Chief Executive Officer of Southwestern Commercial Properties,
LLC
Douglas A. Cifu
• President and Chief Operating Officer of Virtu Financial, LLC
• Former Partner, Paul, Weiss, Rifkind, Wharton & Garrison, LLP
William E. Fair
• Chairman and Chief Executive Officer of Home Abstract and Title Company
Craig E. Holmes
• Chief Financial Officer of Digital Generation, Inc.
• Former Chief Financial Officer: Quickoffice Inc., Intervoice, Inc., Masergy
Communications, Inc., EpicRealm Inc. and Excel Communications, Inc.
• Former Partner, Arthur Andersen
Jack M. Radke
• President / Owner, Ag-Power, Inc.
G. Stacy Smith
• Co-founder / Partner of Trinity Investment Group
• Chairman of Stonelake Capital Partners
• Co-founder of Walker Smith Capital and Gryphon Partners
Michael T. Viola
• Energy Trader, Virtu Financial, LLC